Exhibit 10.4
SECURITIES PURCHASE AGREEMENT
          This Securities Purchase Agreement (this “Agreement”) is dated as of October 24, 2002, among CHANGING WORLD TECHNOLOGIES, INC., a Delaware corporation (the “Company”), having its principal office at 460 Hempstead Avenue, West Hempstead, New York 11552 and each of the investors set forth on Schedule A annexed hereto (each an “Investor”; and collectively the “Investors”).
          WHEREAS, the Company is a holding company which owns the exclusive world wide rights to a technology known as Thermo-Depolymerization and Chemical Reformer (“Technology”) through a wholly owned subsidiary, Resource Recovery Company;
          WHEREAS, the Investors have previously purchased an aggregate of 170,000 shares of the common stock, $.10 par value (“Common Stock”), of the Company pursuant (i) to an Agreement dated as of October 6, 1998 (the “1998 Purchase Agreement”), among the Company and the Investors, and (ii) certain internal equity offerings by the Company; and
          WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company, an aggregate of 195,081 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), of the Company as more fully described in this Agreement.
          NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:
1. Purchase of Shares.
     1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2 hereof), the Company shall sell and issue to the Investors, and the Investors shall purchase from the Company, the Preferred Shares, in accordance with Schedule A annexed hereto, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (collectively, “Liens”).
     1.2 Purchase Price. The purchase price for the purchase of the Preferred Shares by the Investors from the Company shall be $25.63 per share, for an aggregate purchase price of $5,000,000 (the “Purchase Price”), payable as follows:
          (i) $3,000,000 shall be payable at the First Closing (as defined in Section 2) by certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company; and
          (ii) $1,000,000 shall be payable (A) at any time beginning after January 1, 2003 but prior to December 31, 2003 upon notice given by the Company to the Investors, or (B)

at any time after the First Closing (as defined in Section 2) but prior to December 31, 2003 upon notice given by the Investors to the Company (the “Second Closing”). In either case such payment shall be made by certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company. The Second Closing shall not be subject to the satisfaction of any conditions, other than the giving of notice as contemplated by this Section 1.2(ii).
          (iii) $1,000,000 shall be payable (A) at any time beginning after February 1, 2003 but prior to December 31, 2003 upon notice given by the Company to the Investors, or (B) at any time after the First Closing (as defined in Section 2) but prior to December 31, 2003 upon notice given by the Investors to the Company (the “Third Closing”). In either case such payment shall be made by certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company. The Third Closing shall not be subject to the satisfaction of any conditions, other than the giving of notice as contemplated by this Section 1.2(iii).
2. The Closing. The first closing (the “First Closing”) of the transactions contemplated by this Agreement shall take place upon the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement (the “Closing Date”), at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, unless another time, date or place is agreed to in writing by the parties hereto. The Second Closing shall take place ten days after the Company or the Investors give notice pursuant to Section 1.2(ii)(A) or 1.2(ii)(B). The Third Closing shall take place ten days after the Company or the Investors give notice pursuant to Section 1.2(iii)(A) or 1.2(iii)(B).
3. Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows:
     3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on its business as currently conducted by it and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. True and complete copies of the Certificate of Incorporation of Company and all amendments thereof, and of the By-Laws of the Company, as amended to date, have heretofore been furnished to Investors.
     3.2 Capitalization. The authorized capital stock of the Company consists of (i) 2,000,000 shares of common stock, $.01 par value (“Common Stock”), of which 974,151.4 shares are issued and outstanding, 22,350 shares are reserved for issuance under options and warrants which are issued and outstanding, 150,000 shares are reserved for issuance under options to be granted under the Company’s stock option plan, and 195,081 shares are reserved for issuance upon the conversion of the Series A Preferred Stock, and (ii) 445,081 shares of preferred stock, of which 195,081 shares are designated as Series A Preferred Stock, of which no shares are issued and outstanding and of which 250,000 shares are undesignated. Except as described on Schedule 3.2 and as set forth above, (a) no shares of Common Stock are held in treasury; (b) there are no other issued or outstanding equity securities of the Company or other securities of the Company convertible or exchangeable at any time into equity securities of the Company; (c) there are no outstanding stock appreciation rights, phantom stock rights, profit participation rights, or other similar rights with respect to any capital stock of the Company; and (d) the Company is not subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Company at any time under options, subscriptions, warrants, preemptive rights, antidilution rights or other rights or obligations.
     3.3 Issuance of the Shares. The issuance, sale and delivery of the Preferred Shares have been, and upon conversion of the Preferred Shares into shares of Common Stock (the “Conversion Shares”), the issuance of the Conversion Shares will be, duly authorized by all necessary corporate action on the part of the Company. Each of the Preferred Shares and the Conversion Shares, when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, shall be duly and validly authorized and issued, fully paid and nonassessable.
     3.4 Authority. The execution and delivery by the Company of this Agreement and of all of the agreements and other documents to be executed and delivered by the Company pursuant hereto (collectively, the “Company Documents”), the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by the Company, each of the Company Documents will be, in each case assuming such documents are duly executed by the other parties thereto, the valid and binding obligations of the Company enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.
     3.5 Noncontravention. Neither the execution and delivery by the Company of this Agreement or the Company Documents, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Company of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Company, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of the Company’s assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument (other than such consents, approval or notices that are obtained or delivered prior to the Closing), or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to the Company or (d) result in the creation or imposition of any Liens upon any of the Company’s assets, the Common Stock or the Preferred Shares, or (e) interfere with or otherwise adversely affect the ability of the Company to carry on its business after the Closing Date on substantially the same basis as it is now conducted or as proposed to be conducted.

     3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Preferred Shares hereunder, except such as has already been obtained or as is not required to be obtained prior to the First Closing.
     3.7 Litigation. Except as set forth on Schedule 3.7, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the Company’s knowledge, threatened, adverse to the Company, the transactions contemplated hereby or the business of the Company or any of the Company’s assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Company, this Agreement, the transactions contemplated hereby, the business of the Company or any of its assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit in any respect any business practice of the Company in any area or (b) otherwise adverse to the business, condition, affairs, assets, capital stock or prospects of the Company or any of its subsidiaries, financially or otherwise, nor, to the Company’s knowledge, is the Company aware that there is any basis for the foregoing.
     3.8 No Violation of Law. To its knowledge, the Company is not engaging in any activity or omitting to take any action as a result of which it is in violation of any material law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Company, the business of the Company or any assets of the Company, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations.
     3.9 Subsidiaries. There are no direct or indirect subsidiaries of the Company, other than (i) Resource Recovery Corporation, a Delaware corporation, (ii) Scientific Resource Management, Inc., a Delaware corporation, (iii) Thermal Depolymerization Process LLC, a Delaware limited liability company, and (iv) Renewable Environmental Solutions, LLC, a Delaware limited liability company. In the case of clauses (i) and (ii) of this Section 3.9, all of the capital stock of such subsidiaries is owned by the Company, free and clear of all Liens. In the case of clauses (iii) and (iv) of this Section 3.9, the Company has a membership interest equal to 50% of the total membership interests of each such subsidiary, free and clear of all Liens. It is contemplated, and the Investors acknowledge, that the Company or its subsidiaries may create additional subsidiaries in the future.
     3.10 Financial Statements. The Company has furnished to the Investor the audited balance sheet of the Company as of December 31, 2001 and the related unaudited statements of income (loss), shareholders’ equity and changes in financial position for the fiscal year then ended and its unaudited balance sheet and related statements of income (loss), shareholders’ equity and changes in financial position for the period ending June 30, 2002 (collectively, the “Financial Statements”). The Financial Statements: (1) are true, correct and complete; (2) have been prepared in accordance with the books and records of the Company; (3) present fairly the consolidated financial condition and consolidated operating results of the Company as of the dates and for the periods indicated; and (4) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis except for year-end audit adjustments and the absence of footnotes required under GAAP in the case of the unaudited financial statements. The Company maintains and will continue to maintain a system of accounting established and administered in accordance with GAAP.
     3.11 Absence of Changes. Except as otherwise set forth on Schedule 3.11, since June 30, 2002, there has not been (1) any material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of the Company; (2) any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Company, other than (a) liabilities incurred in the ordinary course of business and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company; (3) any material asset or property of the Company made subject to a lien of any kind; (4) any waiver of any material valuable right of the Company, or any cancellation of any material debt or claim held by the Company; (5) any sale, assignment or transfer of any tangible or intangible material assets of the Company, except for sales, assignments or transfers in the ordinary course of business; (6) any loan by the Company to any officer, director, employee, consultant or shareholder of the Company, or any agreement or commitment therefor other than routine travel or relocation advances, or loans made in the ordinary course of business; (7) any material damage, destruction or loss (whether or not covered by insurance) affecting the assets, property, business or prospects of the Company; (8) any change in the accounting methods, practices or policies followed by the Company, including any change in depreciation or amortization policies or rates or (9) any off-balance sheet transactions.
     3.12 Property and Assets. The Company does not own any real property. The Company owns or has a valid leasehold interest in, all of the material properties and assets, used by it or located on its premises, including all properties and assets reflected in the Financial Statements, and except those disposed of since the date thereof in the ordinary course of business; none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance other than those material terms which are described in the Financial Statements. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The Company owns, or has a valid leasehold interest in, all assets necessary for the conduct of its businesses as presently conducted.
     3.13 Intellectual Property. The Company or its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, service names, copyrights, patents, patent applications, know-how, methods, processes or other intellectual property, including, without limitation, the Technology (collectively, the “Intellectual Property”) that are required to conduct the Company’s business and operations as now conducted and as proposed to be conducted, all of which are, to Company’s knowledge, valid and in good standing and uncontested. Except as set forth on Schedule 3.13, the Company has not received any notice or demand alleging that the Company is infringing upon or otherwise acting adversely to any trademarks, service marks, trade names, service names, copyrights, patents, patent applications, know-how, methods, processes or other intellectual property of any other person or entity, and there is no claim, proceeding or action pending or, to the knowledge of the Company, threatened, with respect thereto. Except as set forth on Schedule 3.13, to the Company’s knowledge, no person or entity is infringing upon the Company’s rights or ownership interest in the Intellectual Property.
     3.14 Taxes. The Company has filed or has obtained presently effective extensions with respect to all Federal, state, county, local and foreign tax returns which are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid.
     3.15 Insurance. The Company maintains such types and amounts of insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons or entities engaged in the same or similar business as the Company.
     3.16 Securities Laws. Based in part upon the representations of the Investors, the issuance, sale and delivery of the Preferred Shares pursuant to this Agreement and the Certificate of Incorporation of the Company shall be exempt from the registration requirements of Section 5 of the Securities Act.
     3.17 Information as to the Company. None of the representations or warranties made by the Company in this Agreement is, or contained in any of the Company Documents to be executed and delivered pursuant hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.
4. Representations and Warranties as to Investors. Each Investor represents and warrants to severally and not jointly the Company, as to itself, as follows:
     4.1 Investment. Such Investor is acquiring the Preferred Shares and the Conversion Shares, as appropriate, for his or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with a present intention of distributing or selling the same, except for distributions to his or its affiliates and/or partners in which an exemption from registration exists for any such distribution.
     4.2 Authority. The execution and delivery by such Investor of this Agreement and of all of the agreements and other documents to be executed and delivered by Investor pursuant hereto (collectively, the “Investor Documents”), the performance by such Investor of his or its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Investor, and such Investor has all necessary power and authority with respect thereto. This Agreement is, and when executed and delivered by such Investor, each other Investor Document will be, the valid and binding obligation of such Investor enforceable in accordance with the respective terms thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.
     4.3 Experience. Such Investor acknowledges that (i) an investment in the Preferred Shares is highly speculative and involves a high degree of risk and that such Investor can bear the loss of his or its investment hereunder and (ii) he or it has such knowledge and experience in financial and business matters that he or its is capable of evaluating the merits and risks of the investment in the Preferred Shares.
     4.4 Access to Information. Such Investor has carefully reviewed the representations concerning the Company contained in this Agreement, has made an inquiry concerning the Company, its business and its personnel, and has had a reasonable opportunity to ask questions of and receive answers from the Company with respect to the Company, its business, the Preferred Shares and the Conversion Shares, and all such questions, if any, have been answered to the satisfaction of such Investor.
     4.5 No Market for the Preferred Shares. Such Investor understands that there is no market for any of the Preferred Shares and the Conversion Shares, nor is there any assurance that one will develop in the near future, and that the Preferred Shares have limited transferability.
     4.6 Accredited Investor. Such Investor is an Accredited Investor within the definition set forth in Rule 501(a) of the Securities Act.
     4.7 Legend. Each of the Investors understands that the certificate(s) representing the Preferred Shares and any Conversion Shares will bear a restrictive legend thereon substantially as follows:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED UNDER RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS, OR UNLESS THE REQUEST FOR TRANSFER IS ACCOMPANIED BY A FAVORABLE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT THE TRANSFER WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS.”
5. Conditions to the Obligations of the Investors. The obligation of each Investor to purchase the Preferred Shares at the First Closing is subject to fulfillment, or the waiver by such Investor, of the following conditions on or before the Closing Date.

     5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true and complete on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.
     5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.
     5.3 Filing of Amended and Restated Certificate of Incorporation. An amended and restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit A, shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.
     5.4 Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Preferred Shares shall have been duly authorized and reserved for issuance upon such conversion.
     5.5 Compliance Certificate. The Company shall have delivered to each of the Investors, executed by the President of the Company, dated the Closing Date, a Compliance Certificate with respect to the fulfillment of the conditions specified in Sections 5.1, 5.2, 5.4 and 5.7 of this Agreement.
     5.6 Board of Directors. Upon the Closing, the authorized size of the Board of Directors of the Company (the “Board”) shall be nine (9) members. In accordance with the provisions of the Company’s Certificate of Incorporation, as amended, the Investors shall be entitled to select two (2) of such nine (9) directors.
     5.7 Amendment to By-Laws. An amendment to the By-Laws of the Company, in the form attached hereto as Exhibit B, shall have been duly approved and adopted in accordance with the provisions of the Certificate of Incorporation and By-Laws of the Company.
     5.8 Amendment to the Tire and Rubber Joint Venture. An amendment to the Tire and Rubber Joint Venture, in the form of Exhibit C, shall have been executed and delivered by the Company and the Investors.
     5.9 Blue Sky Approvals. The Company shall have taken all actions necessary for the exemptions from the state securities laws of all jurisdictions in which the Preferred Shares are being sold on or before the Closing Date, or at such time thereafter as may be required by the applicable statute.
     5.10 Certificates and Documents. The Company shall have delivered to the Investors’ counsel:
          (a) Certificates, dated no more than thirty (30) days before the Closing, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware and the Secretary of State of any jurisdictions in which the Company is qualified to do business as a foreign corporation;

          (b) Certificate of Incorporation of the Company, as in effect prior to the Closing, certified by its Secretary or Assistant Secretary as being in effect as of the Closing Date;
          (c) By-laws of the Company, certified by its Secretary or Assistant Secretary as being in effect as of the Closing Date;
          (d) Resolutions of the Board and stockholders of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and
          (e) Stock certificates issued to each Investor representing the Preferred Shares purchased by such Investor as set forth on Schedule A; provided that the Company shall deliver such certificates to such Investors within (5) days following the Closing in the event such certificates are not available for issuance on or prior to the Closing.
6. Conditions to the Obligations of the Company. The obligations of the Company under this Agreement are subject to fulfillment, on or before the Closing Date, of each of the following conditions:
     6.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 4 shall be true and complete on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.
     6.2 Performance. The Investors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Investors prior to or at the Closing.
     6.3 Compliance Certificate. Each Investor shall have delivered to the Company, executed by the President or equivalent of each Investor, dated the Closing Date, a Compliance Certificate with respect to the fulfillment of the conditions specified in Sections 6.1 and 6.2 of this Agreement.
     6.4 Termination of Proxy. That certain Proxy dated October 6, 1998 made by James W. Patterson, Brian S. Appel, Charles W. Trautner and Paul T. Baskis in favor of the Investors shall have been terminated.
7. Covenants
     7.1 Reservation of Conversion Shares. The Company shall, so long as the Preferred Shares are outstanding, reserve and keep available out of its authorized Common Stock such number of shares of Common Stock as shall then be issuable upon conversion of the then outstanding Preferred Shares.

     7.2 Registration Rights.
          7.2.1 Piggyback Registration.
     (i) If, at any time that an Investor beneficially owns any of the Registrable Securities (as defined below) the Company proposes to prepare and file with the Securities and Exchange Commission (the “Commission”) one or more registration statements (except in connection with an initial public offering of its securities, subject to Section 7.2.1(iii) below) or post-effective amendments thereto covering equity or debt securities of the Company, or any such securities of the Company held by its securityholders (in any such case, other than in connection with a merger, acquisition or pursuant to Form S-8 or successor form) (collectively, the “Registration Statement”), it will give written notice of its intention to do so by registered mail (“Notice”), at least twenty (20) days prior to the initial filing of each such Registration Statement, to all holders of the Registrable Securities (as defined below). Upon the written request of such a holder (a “Requesting Holder”), made within ten (10) days after receipt of the Notice, that the Company include any of the Requesting Holder’s Registrable Securities in the proposed Registration Statement, the Company shall, as to each such Requesting Holder, effect the registration under the Act of the Registrable Securities which it has been so requested to register (“Piggyback Registration”); provided, however, that if, in the written opinion of the Company’s managing underwriter, if any, for such offering, the inclusion of all or a portion of the Registrable Securities requested to be registered, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without otherwise materially adversely affecting the entire offering, then the Company may exclude from such offering all or a portion of the Registrable Securities which it has been requested to register. The term “Registrable Securities” means (i) the Conversion Shares, (ii) any Common Stock of the Company issued as a dividend or other distribution with respect to, in exchange for or in replacement of the Preferred Shares or the Conversion Shares and (iii) all other shares of Common Stock held by the Investors and/or their assigns as of the date of this Agreement that were initially purchased by CWT Venture Group I LLC, CWT Venture Group II LLC and Eizel 33, LLC pursuant to the 1998 Purchase Agreement; provided that any Conversion Shares or other shares of Common Stock shall not be considered Registrable Securities at such time as all of the shares of Common Stock held by a holder may be freely traded (without limitation or restriction as to quantity or timing and without registration under the Securities Act) under Rule 144(k) promulgated under the Securities Act or otherwise.
     (ii) If securities are proposed to be offered for sale pursuant to a Registration Statement by security holders of the Company (other than the Investors) and the total number of securities to be offered by such other selling security holders and the Requesting Holders is required to be reduced pursuant to a request from the managing underwriter (which request shall be made only for the reasons and in the manner set forth above) the aggregate number of Registrable Securities to be offered by Requesting Holders pursuant to such Registration Statement shall equal the number which bears the same ratio to the maximum number of securities that the underwriter believes may be included for all selling security holders (including the Requesting Holders, but not including any other selling security holders including securities in such offering pursuant to a demand registration right such other selling security holders may have) as the number of Registrable Securities beneficially owned by the Requesting Holders bears to the total original number of securities proposed to be offered by the Requesting Holders and the other selling security holders (other than such selling security holders including securities in such offering pursuant to a demand registration right such other selling security holders may have).
     (iii) Anything contained in this Section 7.2.1 to the contrary notwithstanding, the Company shall not be obligated to include any of the Requesting Holders’ Registrable Securities in a Registration Statement in connection with an initial public offering of its securities only in the event that the Company does not include any securities of the Company held by any other security holder of the Company in such Registration Statement.
          7.2.2 Demand Registration.
     (i) At any time after six (6) months after the Company’s securities commence trading publicly (either as a result of an initial public offering of the Company’s securities or otherwise) and prior to the seventh anniversary of the Company’s initial public offering, any “Majority Holder” (as defined below) of the Registrable Securities shall have the right (which right is in addition to the piggyback registration rights provided for under Section 7.1.2 hereof), exercisable by written notice to the Company (the “Demand Registration Request”), to have the Company prepare and file with the Commission on two occasions, in the aggregate for all Majority Holders, a Registration Statement and such other documents, including a prospectus, as may be necessary (in the opinion of both counsel for the Company and counsel for such holder) in order to comply with the provisions of the Act, so as to permit a public offering and sale of the Registrable Securities by the holders thereof; provided that the aggregate proceeds of such public offering are reasonably expected to exceed $3,000,000. The Company shall cause the Registration Statement to become effective under the Act, so as to permit a public offering and sale of the Registrable Securities by the holders thereof. Once effective, the Company shall maintain the effectiveness of the Registration Statement until the earlier of (i) the date that all of the Registrable Securities included in such offering have been sold, or (ii) one hundred and eighty days after the effectiveness of such registration statement. The term “Majority Holder” as used in this Section 7.2.2 shall mean any holder or any combination of holders of Registrable Securities who hold a majority of the Registrable Securities not covered by a then-current Registration Statement.
     (ii) The Company covenants and agrees to give written notice of any Demand Registration Request to all holders of the Registrable Securities within ten (10) days from the date of the Company’s receipt of any such Demand Registration Request. After receiving notice from the Company as provided in this Section 7.2.2, holders of Registrable Securities may request the Company to include their Registrable Securities in the Registration Statement to be filed pursuant to this Section 7.2.2 by notifying the

Company of their decision to have such securities included within ten (10) days of their receipt of the Company’s notice.
     (iii) Notwithstanding the foregoing, if at any time of any request to register Registrable Shares pursuant to this Section 7.2.2, the Company (x) is engaged or has substantially developed plans to engage within 90 days of the time of the request, in a registered public offering as to which the Investors may include Registrable Shares pursuant to Section 7.2.1, (y) is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company or (2) the Company’s Board of Directors determines, in its good faith, that it is in the best interests of the Company not to disclose the existence of or facts surrounding a significant corporate development or transaction then pending or in progress, then the Company may at its option direct that such request be delayed for a period not in excess of the earlier of (i) 60 days from the date of such request in the event that such offering or such other material activity, as the case may be, has not commenced during such 60 day period, (ii) 180 days from the effective date of such offering, if applicable (iii) 120 days from the date of commencement of such other material activity, if applicable, or (iv) such time that the Company is no longer in good faith actively and diligently pursuing such offering or such activity; provided that such right to delay a request to be exercised by the Company not more than twice in any 30 month period.
     (iv) The rights to cause the Company to register Registrable Securities pursuant to this Section 7.2 may be assigned by an Investor to any affiliate of such Investor, or if such Investor is a partnership or limited liability company, any partner or partners or member or members of such Investor, subject to any adjustment for stock splits, subdivisions or similar capital reorganization of the Company’s capital stock; provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to such registration rights are being assigned, (b) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and (c) such rights may not be assigned to any person or entity which, in the Company’s reasonable judgment, is a competitor of the Company.
          7.2.3 Other Covenants of the Company.
          (i) In connection with any registration under Section 7.2 hereof, the Company shall file the Registration Statement as expeditiously as possible, but in any event no later than forty-five (45) days following receipt of any demand therefor, shall cause any such Registration Statement to be declared effective at the earliest possible time, and shall furnish each holder of Registrable Securities such number of prospectuses as shall reasonably be requested.
          (ii) The Company shall pay all costs, fees and expenses (other than underwriting fees, discounts and nonaccountable expense allowance applicable to the Registrable Securities) in connection with all Registration Statements filed pursuant to

Sections 7.2.1 or 7.2.2 hereof including, without limitation, the Company’s legal and accounting fees, printing expenses, and blue sky fees and expenses and the fees and expenses of one counsel retained by the holders of Registrable Securities up to a maximum of $10,000.
          (iii) The Company shall take all necessary action which may be required to (i) qualify or register the Registrable Securities included in the Registration Statement, for offering and sale under the securities or blue sky laws of such states as are reasonably requested by the holders of such securities and (ii) list the Registrable Securities on the principal securities exchange (or the Nasdaq Stock Market) on which the Common Stock is so listed.
          (iv) The Company shall indemnify and hold harmless the holders of the Registrable Securities from and against any and all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any Registration Statement, any post-effective amendment to such Registration Statement, or any prospectus included therein required to be filed or furnished by reason of this Section 7.2 or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission based upon information furnished or required to be furnished in writing to the Company by the holders of the Registrable Securities or underwriter within the meaning of the Securities Act and each officer, director, employee and agent of the holders of the Registrable Securities and underwriter.
          (v) If for any reason the indemnification provided for in this Section 7.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.
          (vi) The Company shall promptly deliver copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the Registration Statement to each holder of Registrable Securities included for such registration in such Registration Statement pursuant to Sections 7.2.1 or 7.2.2 hereof requesting such correspondence and memoranda and to the managing underwriter, if any, of the offering in connection with which such holder’s Registrable Securities are being registered and shall permit each holder of Registrable Securities and such underwriter to do such reasonable investigation, upon reasonable advance notice, with respect to information contained in or omitted from the Registration Statement as it deems reasonably necessary to comply with applicable securities laws or rules of NASD Regulation, Inc. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such holder of Registrable Securities or underwriter shall reasonably request.
     7.3 Restrictions on Transfer. Each Investor agrees that he or it will not, sell, assign or transfer the Preferred Shares or the Conversion Shares in violation of the Securities Act, or any other applicable state securities laws (“Other Securities Laws”) and understands that he or it cannot sell, assign or transfer the Preferred Shares or the Conversion Shares unless the Preferred Shares or the Conversion are registered under the Securities Act and Other Securities Laws or an exemption from such registration is applicable to such transfer.
     7.4 Holdback. In the event of any registration of shares of Common Stock shall be in connection with an underwritten public offering, each Investor agrees not to effect any sale of any shares of Common Stock or any common stock equivalents (in each case, other than as part of such public offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration statement) or during the period after such effective date as reasonably required by the managing underwriter of an underwritten offering, but in no event longer than the earlier of (i) the shortest period applicable to the officers, directors and stockholders (other than the holders of the Preferred Shares) holding 5% or more of the capital stock of the Company or (ii) 180 days.
     7.5 Use of Proceeds. The Company shall use the proceeds of the sale of the Preferred Shares hereunder for (i) capital expenditures in connection with the Company’s proposed Carthage, Missouri facility and (ii) general working capital purposes in the ordinary course of business.
     7.6 Expenses. The Company shall pay all of its own costs and expenses and the costs and expenses of the Investors (up to $25,000) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, which costs and expenses shall include, without limitation, the reasonable fees and expenses of Investors’ counsel.
     7.7 Antidilution.
          7.7.1 In the event that the Company shall at any time or from time to time after the date hereof issue, grant or sell any Additional Stock (as defined in Section 7.8.1, but for the purposes of this Section 7.7, such definition shall not include the items set forth in clause (i) of Section 7.8.1) for a consideration, exercise or conversion price per share (as the case may be, the “Anti-dilution Price”) less than the then current Effective Price (as defined below), then, in connection with such issuance, the Company shall issue to the Investors, without any additional consideration paid by the Investors, additional shares of Common Stock (such shares, the “Anti-Dilution Shares”) such that after the issuance of the Anti-dilution Shares, the Effective Price of the shares of Common Stock (other than the Preferred Shares or the Conversion Shares) owned by all of the Investors shall equal such Anti-dilution Price.
          “Effective Price” shall initially be $29.00 per share, as adjusted as provided in this Section 7.7.

          7.7.2 The Company (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for issuance of additional shares of Common Stock to the investors in accordance with the provisions of Section 7.7.1 above are at all times reserved by the Company (or any successor corporation), free from preemptive rights, for such issuance.
          7.7.3 Whenever the Company shall take any of the actions specified in Section 7.7 which would result in any adjustment in the Effective Price, the Company shall give notice to the Investors, which notice shall be made within 10 days after the effective date of such adjustment and shall state the adjustment and the Effective Price. Notwithstanding the foregoing notice provisions, failure by the Company to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Company.
          7.7.4 For the purpose of any computation to be made in accordance with Section 7.7.1, the following provisions shall apply:
          (i) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or, if such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.
          (ii) In the case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the fair market value of the consideration as determined in good faith by the Board plus the amount of cash, if any.
          (iii) In the case of the issuance of options, rights, or warrants to purchase or subscribe for shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock, or options, rights or warrants to purchase or subscribe for any such convertible or exchangeable securities, the following provisions shall apply:
     (A) The effective price for the issuance, grant or sale of any options, rights or warrants shall be deemed to be the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration, if any, received by the Company in connection with the sale or issuance of such options, rights or warrants; provided, however, that upon the termination of such options, rights or warrants, if any thereof shall not have been exercised, the Effective Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had such adjustment been made on the basis of the issuance only of shares of Common Stock actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise of rights shall not have expired or terminated unexercised.
     (B) The effective price for the issuance, grant or sale of any convertible or exchangeable securities shall be deemed to be the consideration received by the Company in connection with the sale of such securities plus the consideration, if any, receivable by the Company upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the Effective Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had such adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.
     (C) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in Section 7.7.4(iii)(A), or in the price per share at which the securities referred to in Section 7.7.4(iii)(B) are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.
          7.7.5 In case the Company shall pay or make a dividend or other distribution to all holders of its Common Stock in shares of Common Stock, the Effective Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Effective Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and the denominator of which shall be the sum of the numerator and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this Section 7.7.5, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company.
          7.7.6 In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Effective Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Effective price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
          7.7.7 Anything contained in this Section 7.7 to the contrary notwithstanding, the rights granted under this Section 7.7 shall terminate and be of no further force or effect upon earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the per share price is based on a pre-offering valuation of the Company of not less than $60,000,000 or (ii) upon any merger, or consolidation of the Company with or into another entity where the stockholders of the Company immediately prior to such event hold less than a majority of the outstanding voting power of the surviving or consolidated entity, other than a merger for the sole purpose of effecting a reorganization or change in domicile of the Company.
     7.8 Right of First Offer. Subject to the terms and conditions set forth below, from the date hereof and until such time as the Company effectuates an offering of its Common Stock to the public, each Investor shall have the right of first offer to purchase, on a pro rata basis, any Additional Stock which the Company may, from time to time, propose to issue and sell. Each Investor’s pro rata share, for purposes of this right of first offer, shall be determined by dividing (x) the total number of shares of Common Stock which are owned, or obtainable by such Investor upon conversion of the Preferred Shares or any other convertible securities owned by such Investor and upon exercise of warrants, options or rights issued to such Investor, by (y) the total number of shares of outstanding Common Stock on a fully-diluted basis. The failure by any Investor to exercise its right of first offer with respect to any particular issuance, shall not affect in any way such right with respect to any subsequent issuance.
          7.8.1 For purposes of this Section 7.8, the term “Additional Stock” shall mean Common Stock or options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Company’s treasury, but shall not include (i) securities offered to the public pursuant to a registration statement approved by the Board of Directors of the Company and filed with the Securities and Exchange Commission for a public offering and sale of securities of the Company, (ii) securities issued for the acquisition of another corporation or other entity by merger, purchase of all or substantially all of the assets of such other corporation or other entity or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such other corporation or entity; provided that such transaction is approved by a majority of the disinterested directors of the Company, (iii) options to purchase up to 75,000 shares of Common Stock pursuant to the Company’s 2002 Stock Option Plan and any options to purchase shares of Common Stock issued pursuant to the Company’s future stock option plans or similar plans approved by the Board of Directors and the stockholders of the Company, but only to the extent that not more than 15% of the options to purchase Common Stock subject to any one such plan are issued to any one person or entity (including his or its respective affiliates, as the case may be), (iv) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock, (v) securities issued as a result of any stock split, stock dividend or reclassification of Series A Preferred Stock, (vi) securities issued to vendors, strategic partners or consultants; provided that, in the case that such vendors, strategic partners or consultants are affiliates of the Company, such issuance is approved by a majority of the disinterested directors of the Company, (vii) securities issued to lenders pursuant to any bank financing arrangement approved by the Board of Directors (including any securities issued upon exercise of such securities), (viii) securities sold to stockholders of the Company pursuant to a general rights offering to all stockholders, offered on a pro rata basis, (ix) securities issuable upon exercise of options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock that are currently outstanding, (x) securities issued to directors of the Corporation solely as compensation for service to the Corporation as a director or (xi) securities issued upon exercise or conversion of any Additional Stock..
          7.8.2 In the event the Company intends to issue any Additional Stock, it shall give each Investor written notice (“First Offer Notice”) of such intention, describing the type of Additional Stock to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. Each Investor shall have 20 days (unless a shorter period of time is agreed upon by the holders of a majority of the shares of Preferred Stock and Common Stock entitled to first offer rights hereunder) from the date of any such First Offer Notice (the “Initial Exercise Period”) to agree to purchase such Additional Stock for the purchase price and upon the terms and conditions specified in the Company’s First Offer Notice by giving written notice to the Company stating the quantity of Additional Stock to be so purchased. In the event there is a material change in the terms upon which Additional Stock is offered by the Company following delivery of the First Refusal Notice, the Company will issue a new First Refusal Notice and each Investor will have the longer of (i) the remainder of the Initial Exercise Period or (ii) 10 days from the date of issuance of the new First Refusal Notice to deliver a new notice of irrevocable acceptance to purchase the New Securities on the new terms specified in such new First Refusal Notice.
          7.8.3 If the Investors do not elect to purchase all of the Additional Stock so offered, the Seller shall have the right to sell the unsold Additional Stock to any third party within ninety (90) days after the date of the First Offer Notice at a purchase price not less than, and upon terms and conditions not more favorable than, the purchase price and terms and conditions set forth in the First Offer Notice. If the Seller shall not sell all of the Offered Interest within such ninety (90) day period, such Offered Interest shall again be subject to the terms, conditions and restrictions set forth in this Section 7.8.
          7.8.4 For convenience in administration, the Company may offer and sell Additional Stock covered by the right provided in Section 7.8 without first offering such securities to the Investors, so long as the Investors are given the opportunity to purchase their pro rata amount (which shall be calculated after giving effect to such issuance to the Investors of their pro rata amount) within 20 days after the close of the sale of the Additional Stock.
     7.9 1998 Purchase Agreement. The 1998 Purchase Agreement is hereby terminated and shall be of no further force or effect, other than the provisions of Section 7 thereof, which shall continue in effect in accordance with its respective terms.

     7.10 Third Party Beneficiaries. Anything contained in this Agreement to the contrary notwithstanding, for purposes of this Section 7, CWT Venture Group I LLC shall be (i) deemed to be an Investor and (ii) entitled to all of the rights of an Investor as a third party beneficiary of the Investor’s rights under Section 7 of this Agreement.
8. Miscellaneous.
     8.1 All communications hereunder will be in writing and, except as otherwise provided, will be delivered at, or mailed by certified mail, return receipt requested, or telegraphed to, the following addresses:

If to the Company, to:	Changing World Technologies, Inc.
460 Hempstead Avenue
West Hempstead, New York 11552
Attn: President

with a copy to:

Michael A. King
Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, NY 10153
          If to an Investor, to the address set forth opposite such Investor’s name on Schedule A annexed hereto, with a copy to: Blank Rome LLP, 405 Lexington Avenue, New York, NY 10024, Attn: Martin Luskin, Esq.
     8.2 This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. Each of the Investors and the Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement, shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, unless such court shall have refused such jurisdiction, (2) waives any objection which the Investors or the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Investors and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Investors or the Company, as the case may be, mailed by certified mail to such Investor’s address or the Company’s address, as the case may be, set forth in Section 8.1 above shall be deemed in every respect effective service of process upon the Investors or the Company, as the case may be, in any such suit, action or proceeding.

     8.3 Each party hereto agrees to use its reasonable best efforts to take any action which may be necessary or appropriate or reasonably requested by the other party hereto in order to effectuate or implement the provisions of this Agreement.
     8.4 This Agreement is not assignable without the consent of the other parties hereto. In the event of an assignment, the rights and obligations of the parties under this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.
     8.5 Each of the parties hereto hereby agrees that representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and continue in effect until the second anniversary of the Closing Date. The covenants and agreements contained in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and shall continue in effect in accordance with their respective terms.
     8.6 This Agreement may be executed in separate counterparts, all of which shall constitute one agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: CHANGING WORLD TECHNOLOGIES, INC.
By:
Name:
Title:

INVESTORS: CWT VENTURES GROUP I LLC
By:
Name:
Title:

CWT VENTURES GROUP II LLC
By:
Name:
Title:

Eizel 33, LLC
By:
Name:
Title:

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